Exhibit 26(h)(4)(d): Amendment No. 1, dated as of April 24, 2009, and effective as of May 1, 2009, to the Administrative Services Agreement dated April 25, 2008, by and among BlackRock Advisors, LLC and ING USA Annuity and Life Insurance Company and ReliaStar Life Insurance Company of New York.

AMENDMENT No. 1 TO THE ADMINISTRATIVE SERVICES AGREEMENT

This AMENDMENT, dated as of April 24, 2009, and effective as of May 1, 2009 is made to the Administrative Services Agreement dated April 25, 2008, (the “Agreement”) by and between BLACKROCK ADVISORS, LLC (“BAL”) and ING USA ANNUITY AND LIFE INSURANCE COMPANY and RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK, each a life insurance company organized under the laws of the State of Iowa and New York, respectively (each an “Insurer” and collectively, the “Insurers”). BAL and the Insurer shall be collectively known as the “Parties.”

WHEREAS, the Parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, the Parties hereby amend the Agreement as follows:

1. To delete the following WHEREAS clause in its entirety:

WHEREAS, BAL accordingly would prefer to compensate the Insurer for providing administrative services to the Fund from its own profits or the profits of its affiliates, rather than request that the Fund bear the costs of such compensation:

2. To include RELIASTAR LIFE INSURANCE COMPANY and SECURITY LIFE OF DENVER, each a life insurance company organized under the laws of the State of Minnesota and Colorado, respectively (each an “Insurer”).

3. To delete Section 1 in its entirety and replace with the following:

1. Administration Expense Payments.

(a) BAL or its affiliates, or if approved by the Fund Board, the Funds shall pay to ING USA ANNUITY AND LIFE INSURANCE COMPANY an annual fee equal to XX basis points (0.XX%) of the average daily net assets of the BlackRock Global Allocation V.I. Fund that are held in Separate Accounts of this Insurer listed in Schedule A of the Fund Participation Agreement as amended.

(b) BAL or its affiliates, or if approved by the Fund Board, the Funds shall pay to RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK an annual fee equal to XX basis points (0.XX%) of the average daily net assets of the BlackRock Global Allocation V.I. Fund that are held in Separate Accounts of this Insurer listed in Schedule A of the Fund Participation Agreement as amended.

(c) BAL or its affiliates, or if approved by the Fund Board, the Funds shall pay to RELIASTAR LIFE INSURANCE COMPANY an annual fee equal to XX basis points (0.XX%) of the average daily net assets of the BlackRock Global Allocation V.I. Fund that are held in Separate Accounts of this Insurer listed in Schedule A of the Fund Participation Agreement as amended.

(d) BAL or its affiliates, or if approved by the Fund Board, the Funds shall pay to SECURITY LIFE OF DENVER INSURANCE

COMPANY an annual fee equal to XX basis points (0.XX%) of the average daily net assets of the BlackRock Global Allocation V.I. Fund that are held in Separate Accounts of this Insurer listed in Schedule A of the Fund Participation Agreement as amended.

(e) Insurers shall calculate the payment contemplated by this Section 1 at the end of each fiscal quarter (“Quarterly Payment”). BAL will make such payment to the respective Insurers, after the receipt of an invoice by such Insurers. The invoice will be submitted on a quarterly basis in a Microsoft Excel format and include the following information:

1. The total average daily net assets during the period covered by the invoice for each Fund and share class (ticker/CUSIP).

2. The basis point rate that applies to each Separate Account.

3. The subtotal amount due for each Fund and share class (ticker/CUSIP).

4. The total amount due.

5. Payment instructions (Wire/Check/ACH).

6. Contact information for the Insurer.

Invoices must be received in a timely manner. Any invoice which is received subsequent to 12 months after the time period covered by the invoice may be subject to non-payment. Additions or adjustments to previously received invoices submitted subsequent to 3 months after the time period covered by the invoice may also be subject to non-payment.

(f) Insurers hereby represent that the fees paid to it pursuant to this Agreement are reasonable in relation to the services it provides and reasonably similar to fees it receives for equivalent services provided to other parties. From time to time, the parties shall review the Quarterly Payment to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of the Insurer. The parties agree to negotiate in good faith a reduction to the Quarterly Payment as necessary to eliminate any such excess.

4. To delete Section 2 in its entirety and replace with the following:

2. Nature of Payments.

The parties to this Agreement recognize and agree that the payments to the Insurers are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of Fund shares and are not otherwise related to investment advisory or distribution services or expenses. The amount of administration expense payments made to the Insurers pursuant to Section 1(a) of this Agreement are intended to reimburse or compensate the Insurers for providing administrative services with respect to the Contracts or any Separate Accounts.

5. To delete Section 5 in its entirety and replace with the following:

5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered

to the Insurer:	to BAL:
ING Americas	BlackRock Advisors, LLC
U.S. Legal Services	40 East 52nd Street
1475 Dunwoody Drive	New York, NY 10022
West Chester, PA 19380	Attn: Anne Ackerley
Attention: Legal Department
Copy to Attention: Funds Management

With a copy to:	With a copy to:
ING Americas	Robert Connolly
U.S. Legal Services	General Counsel
One Orange Way, C1S	BlackRock, Inc.
Windsor, CT 06095-4774	40 East 52nd Street
Attn: Legal Department	New York, NY 10022

And
ING Investment Funds
520 Madison Avenue
New York, NY 10022
Attn: Bebe Wilkinson, Head of
Outside Funds

3. All other provisions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this instrument to be executed as of the date first set forth above.

ING USA ANNUITY AND LIFE		RELIASTAR LIFE INSURANCE
INSURANCE COMPANY		COMPANY OF NEW YORK
By:	/s/ Mary Bea Wilkinson	By:	/s/ Mary Bea Wilkinson

Name:	Mary Bea Wilkinson	Name:	Mary Bea Wilkinson
	(Please print)		(Please print)
Title:	Vice President	Title:	Vice President
	(Please print)		(Please print)
Date:	April 24, 2009	Date:	April 24, 2009
	(Please print)		(Please print)

RELIASTAR LIFE INSURANCE		SECURITY LIFE OF DENVER
COMPANY		INSURANCE COMPANY
By:	/s/ Mary Bea Wilkinson	By:	/s/ Mary Bea Wilkinson

Name:	Mary Bea Wilkinson	Name:	Mary Bea Wilkinson
	(Please print)		(Please print)
Title:	Vice President	Title:	Vice President
	(Please print)		(Please print)
Date:	April 24, 2009	Date:	April 24, 2009
	(Please print)		(Please print)

BLACKROCK ADVISORS, LLC
By:	/s/ Anne Ackerley

Name:	Anne Ackerley
(Please print)
Title:	Managing Director
(Please print)